SERVICE AGREEMENT

This Services Agreement (the "Agreement") is made as of August 28, 2004 (the "Effective Date") by and between Asia Payment Systems, Inc., a Nevada corporation, having a principal place of business at 800 5th. Avenue #4100 Seattle, WA 98104 USA ("API") on the one hand, and GP Network Corporation, a Tokyo corporation having a principal place of business at Shibuya Nomura Building, 11F, 10-8 Dogenzaka 1-chome, Shibuya-ku, Tokyo 150-0043, Japan ("GPN"), on the other hand (each a "party" and collectively the "parties"), as follows:


ARTICLE  1  PURPOSE.

The purpose of the Agreement is to realize the transmission of card transaction data for both authorization and settlement between API and GPN set forth in the Statement of Work attached hereto as Exhibit "A" ("Services").

ARTICLE  2  RESPONSIBILITY

Both Parties shall cooperate on a timely basis and perform activities to fulfill its obligations and responsibilities under this Agreement. In addition, each party shall be responsible for the following:

2.1.  API's  responsibility

     a. Transmission of credit transaction data (authorization and settlement) generated at the merchants utilizing POS system developed by API to the network operated by GPN for data transmission between merchants and card issuers/acquirers ("GPNET").

     b. Maintenance and update of POS system on behalf of merchants under contract

     c.  Others  related  services  deemed  necessary.

2.2  GPN's  responsibility

     a. Transmission of card transaction data (authorization and settlement) received from API to card issuers/acquirers pursuant to the Agreement between GPN and card issuers/acquirers.

     b.  Others  related  services  deemed  necessary.

ARTICLE  3  SYSTEM  MODIFICATION  AND  CHANGE  PROCEDURES.

Both parties may modify the system, at any time during the term of this Agreement, which may affect to other party's system, provided that the parties comply with the following procedures:

     a. The party intending to modify the system ("intending party") shall submit other party ("affected party") a written request for any change ("Change Request").

     b.  As  soon  as  reasonably  possible after the receipt of any such Change
Request  by  the


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affected  party,  and  in  any  event  not  more than 10 (10) days after receipt thereof, the affected party shall provide intending party with a written statement (i) offering to perform consistent with the Change Request, or (ii) proposing modifications to the Change Request, or (iii) rejecting such request. Any statement offering to perform or proposing modifications to the Change Request will include detailed information as to (a) the availability of the affected party's recourses, and (b) the impact, if any, on the time for completion of complying with the Change Request or the delivery of any deliverable items and/or the cost for complying with such modification.

     c. When the intending party desires to implement a Change Request, written authorization shall be provided to the affected party to proceed with such Change Request upon the terms set forth therein or as modified by the affected party in its response pursuant to Section 3.b. Upon receipt of such written authorization from the intending party, the affected party shall promptly commence performance in accordance with the Change Request as modified by the affected party's response thereto.

     d. Each Change Request, as modified by the affected party's response thereto, which is signed by authorized representatives of the parties shall constitute a formal modification to, shall be deemed incorporated into and shall become a part of the Services.


ARTICLE  4  ISSUE  RESOLUTION.

Both parties shall be responsible for taking preventive measures against system outage for the services that each party provides, and jointly develop an emergency escalation procedure for recovery. Any system outage shall be reported to the other party immediately by the party causing such outage. After the prompt implementation of emergency escalation procedure and recovery of the system, the party caused the outage shall provide written report including, but limited to, the cause of outage, recovery measurement taken, and preventive measures for future enhancement within 30 days.


ARTICLE  5  PRIVACY  AND  INFORMATION  SECURITY.

The parties acknowledge and agree that transaction data includes information that is subject to applicable law related to the use of transaction data, including the Law Concerning the Protection of Private Information and associated regulations. Parties shall not use transaction data, nor shall it duplicate or incorporate transaction data into its own records or databases, except to the extent necessary to perform the services and its other obligations under the Agreement.


ARTICLE  6  CONFIDENTIALITY.


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6.1.  GPN  shall  not  disclose any confidential information of API to any third parties other than directors, executives, employees, agents, affiliates or subsidiaries of GPN, or use any such information for any purpose other than for the purpose of performing the Services. GPN shall maintain any such information in confidence using the same degree of care as it takes to protect its own confidential and proprietary information of similar type and value, but in no event less than a reasonable degree of care.

6.2. "Confidential Information," as used herein shall mean any technical and commercial information, patent, copyright, computer programs, trade secret, business models, know-how and processes of the disclosing party which is disclosed hereunder in tangible form and prominently marked "confidential" or "proprietary" or disclosed orally, provided such disclosure is identified as "confidential" or "proprietary" and subsequently described in writing and delivered to the receiving party within thirty (30) days of oral disclosure.

6.3. API shall not disclose to any third parties Confidential Information of GPN acquired through receiving the Services, or use such information for any purpose other than the transaction contemplated hereunder, without its prior written consent.

6.4. The obligations provided in this article shall not apply to the information that (i) is owned or possessed by the receiving party without owing any obligations to keep it in confidence, (ii) is legitimately acquired from a third party without owing any obligations to keep it in confidence, (iii) is independently developed without reference to information provided by the disclosing party, (iv) is of public domain prior to the date of this Agreement or subsequently becomes public domain through no fault of a receiving party or
(v) is provided without being marked or identified as confidential in accordance with the second paragraph of this article.

6.5. Upon termination or expiration of this agreement, the receiving party shall, at the election of the disclosing party, return all documents, materials and any other media containing Confidential Information to the disclosing party or destroy them.


ARTICLE  7  LIMITED  WARRANTY.

Both parties understand that the Services are for the purposes of transmitting sales data generated by the use of card between merchants and card issuers/acquirers, and will exert its best endeavors to achieve such purposes. Provided however that GPN DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SYSTEM OR THE SERVICES. GPN DOES NOT WARRANT THAT THE SYSTEM OR THE SERVICES WILL ALWAYS SATISFY API'S REQUIREMENTS FOR ALL PURPOSES OR THAT THE SYSTEM OR THE SERVICES ARE WITHOUT DEFECT OR ERROR.


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ARTICLE  8  LIMITATION  OF  LIABILITY.

In no event shall either party hereto be liable to any other party hereto for any special, indirect, consequential, punitive or incidental damages (including but not limited to damages for loss of profits) arising out of or in connection with this Agreement, regardless of forms of action, whether by contract, tort or otherwise, even if it was or should have been aware or advised of the possibility of such damages.


ARTICLE  9  INDEMNITY

9.1. API Indemnity. API shall be liable for and shall indemnify and hold GPN harmless against any claims that those portions of API Service that embody API's Confidential Information, software code or other materials provided to GPN by API, including, without limitation, any portion of API Service that is developed pursuant to API's specifications, infringe any patent, trademark or copyright, provided that API is given prompt written notice of such claim, as well as information, reasonable assistance and the sole authority to defend or settle such claim.

9.2. GPN Indemnity. GPN shall be liable for and shall indemnify API against any claims that the GPNET Service infringe any patent, trademark or copyright, provided that GPN is given prompt written notice of such claim, as well as information, reasonable assistance and the sole authority to defend or settle such claim. The fulfillment of the obligations set forth in this Section 9.2 shall constitute API's sole and exclusive remedy for any such infringement. GPN shall have no obligation to indemnify or defend API to the extent: (a) the alleged infringement is based on information, software code or other material furnished by API, or is developed pursuant to API's specifications; (b) the alleged infringement is the result of a modification made by anyone other than GPN; (c) such claim would have been avoided but for the combination or use of the GPNET Service, or portions thereof, with other products not provided by GPN; or (d) API uses the GPN's Service and Documentation other than in accordance with this Agreement.

9.3. General Indemnity. For claims not covered by Sections 9.1 and 9.2, above, each party ("indemnifying party") shall indemnify and hold the other party ("indemnified party") harmless against any claim, including costs and reasonable attorney's fees, in which the indemnified party is named as a result of the negligent or intentional acts or failure to act by the indemnifying party, its employees or agents, while performing its obligations pursuant to this Agreement. This indemnification obligation is contingent upon the indemnified party's providing the indemnifying party with prompt written notice of such claim, as well as information, reasonable assistance and the sole authority to defend or settle such claim.


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ARTICLE  10  FORCE  MAJEURE.

10.1. Neither party shall be liable for any default or delay in the performance of its obligations under this Agreement (i) if such default or delay is cause, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God or any other cause beyond the reasonable control of such party; and (ii) provided the non-performing party is without material fault in causing such default or delay and such default or delay could not have been prevented by reasonable precautions. In such event, the non-performing party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any party so delayed in its performance shall immediately notify the party to whom performance is due by telephone (to be confirmed in writing within two (2) business days of the inception of such delay) and describe in reasonable detail the circumstances surrounding such delay.

10.2. If any event under Section 11.1 substantially prevents, for more than thirty (30) consecutive days, the performance of the Services necessary for the conduct of those business functions, at its option, either party may elect, by a written notice, to terminate this Agreement without liability to the other party.


ARTICLE  11  TERM  OF  AGREEMENT.

The term of this Agreement shall become effective on August 28, 2004, and shall remain in effect for a period of 3 (three) years from such date, and thereafter shall be automatically extended for successive periods of 1 (one) year each, unless either party shall have otherwise notified to the other party in writing at least six (6) months prior to the expiry of this Agreement or any extension thereof.


ARTICLE  12  TERMINATION.

 12.1. Termination by Breach. In the event of any material breach by either party hereto (the "defaulting party"), and if such breach is rectifiable, the defaulting party's failure to rectify such breach within thirty (30) days after the other party hereto (the "non-defaulting party") giving written notice to the defaulting party, the non-defaulting party may immediately terminate this Agreement by giving written notice to the defaulting party.

12.2. Upon written notice to the defaulting party, the non-defaulting party may immediately terminate this Agreement at any time upon the occurrence of any or more of the following events: (i) attachment, provisional attachment or provisional disposition, or commencement of any proceedings for bankruptcy, civil rehabilitation, corporate rehabilitation, corporate


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adjustment  or  special  liquidation  ;  (ii)  dishonor  of  notes or checks, or disposition to suspend transactions with banks is announced by the clearing house; (iii) announcement of default of tax payments due; (iv) suspension of payment, (v) suspension of business or (vi) material change in the majority shareholders in or control over one party.


ARTICLE  13  ASSIGNMENT  AND  DELEGATION.

Neither party shall assign or transfer this Agreement or its rights under this Agreement without prior written consent by other party.


ARTICLE  14  INDEPENDENT  CONTRACTOR.

The relationship established between the parties is and shall always be that of an independent contractor, and nothing herein contained shall be construed to give to either party any right as an employee, agent, partner or joint venture for or with the other party or to entitle either party to control in any manner the conduct of the other party's business.


ARTICLE  15  ENTIRE  AGREEMENT.

This Agreement constitutes the entire agreement between the parties hereto as to the subject matter of this Agreement and shall supersede any written or oral discussion or any other agreement between the parties concurrent with or prior to the date of this Agreement.


ARTICLE  16  GOOD  FAITH  DISCUSSION.

Both parties shall discuss in good faith and exert best efforts to settle any disputes amicably as to the matters not provided for herein or any doubt as to interpretation of the provisions of this Agreement.


ARTICLE  17  DISPUTE  RESOLUTION.

Any dispute arising out of or in connection with this Agreement shall be settled by arbitration, unless such dispute is not resolved in good-faith discussion as provided in the preceding article. The arbitration shall be held in Tokyo, Japan, in accordance with the laws of Japan. The award of such arbitration shall be final and binding upon the parties hereto.

     IN  WITNESS  WHEREOF,  the  parties  have  executed  this  Agreement.


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                                     Exhibit

                                Statement of Work

GP  Net  Service
----------------

1.  Authorization.
Relay authorization request received from API to card companies pursuant to the sales transacted by card at the merchants, and return approval/disapproval from card issuer to API.

2.  Settlement
Relay settlement data received from API to Acquirers in accordance with the agreement between GPN and Acquirers.



API  Service
------------

Transmit card transaction data for authorization and settlement to GPN in accordance with the format provided in GPNET Document.